 Exhibit 99.1

Kush Bottles Appoints Donald H. Hunter, Former Senior Executive of Harbor Global Company Limited and The Pioneer Group, Inc., to Board of Directors

SANTA ANA, Calif., Feb. 1, 2018 -- Kush Bottles, Inc. (OTCQB: KSHB), a leading provider of packaging, supplies, vaporizers, accessories, and branding solutions for the regulated cannabis industry, is pleased to announce it has appointed Donald H. Hunter to its Board of Directors.

Mr. Hunter is Principal at Donald Hunter, LLC, a consulting practice that assists private equity firms and entrepreneurs to enhance the value of their technology companies. He previously served as Chief Operating Officer and Chief Financial Officer of Harbor Global Company Limited, a publicly traded investment management, natural resources, and real-estate company, from 2000 through 2006, and as a senior executive at The Pioneer Group, Inc. from 1988 through 2000. Mr. Hunter began his career at the General Electric Company, where he was a member of the corporate audit staff and a graduate of its Financial Management Training Program.

“Don has more than 25 years of public company experience and brings a wealth of knowledge in corporate governance and internal control, financial reporting, process improvements, mergers and acquisitions, international operations, and strategic planning. We look forward to his contributions as a member of our board of directors,” said Nick Kovacevich, Chairman and CEO of Kush Bottles.

Since 2013, Mr. Hunter has served as a member of the board of directors of The LGL Group, Inc., an NYSE-listed frequency and spectrum control engineering and manufacturing company, and also serves as the Chairman of the Audit Committee and a member of the Nominating Committee. Previously, Mr. Hunter served as a member of the board of directors, Chairman of the Audit Committee and member of the Nominating Committee of Juniper Pharmaceuticals, a NASDAQ-listed specialty pharmaceuticals company, from March 2014 through March 2016, and a member of the board of directors of LICT Corporation, a holding company with subsidiaries in telecommunications and multimedia, from June 2014 through June 2015.

At the Pioneer Group, Inc., Mr. Hunter had corporate financial responsibility for the start-up and integration of several international operating subsidiaries, primarily in the investment management, financial services, and natural resources industries. He was later instrumental in spinning off Harbor Global Company Limited into a separate public company and developing and executing its strategic plan, which included several complex M&A transactions.

Mr. Hunter qualifies as a financial expert pursuant to the Sarbanes-Oxley Act and is an active member of the National Association of Corporate Directors. He holds a Bachelor of Science, magna cum laude, and an MBA with high honors, from Boston University.

Mr. Hunter commented, “I’m pleased to join the Board at such a promising time in the company’s development. Kush Bottles is uniquely positioned to thrive in the growing cannabis market and I look forward to working with its Board and management team to help scale the business and develop long-term value for shareholders.”

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About Kush Bottles, Inc.

Kush Bottles, Inc. is a dynamic sales platform that provides unique products and services for both businesses and consumers in the cannabis industry. Founded in 2010 as a packaging and supplies company for dispensaries and growers, Kush Bottles has sold more than 100 million units and now regularly services more than 4,000 legally operated medical and adult-use dispensaries, growers, and producers across North America, South America, and Europe. The company has facilities in the three largest U.S. cannabis markets and a local sales presence in every major U.S. cannabis market.

Kush Bottles aims to be the gold standard for responsible and compliant products and services in the cannabis industry. Kush Bottles has no direct involvement with the cannabis plant or any products that contain THC.

The company has been featured in media nationwide, including CNBC, Los Angeles Times, TheStreet.com, Entrepreneur, and business magazine Inc.

For more information, visit www.kushbottles.com or call (888)-920-5874.

Forward-Looking Statements: This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as: "potential," "look forward," "believe," "dedicated," "building," or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission (SEC), available at: www.sec.gov, and on our website, at: www.kushbottles.com.

CONTACTS

PR Contact:

Anne Donohoe

KCSA Strategic Communications

212-896-1265

adonohoe@kcsa.com

Investor Contact:

Phil Carlson / Elizabeth Barker

KCSA Strategic Communications

212-896-1233 / 212-896-1203

ir@kushbottles.com